Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Third Quarter Fiscal 2019 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) November 5, 2019 – US Foods Holding Corp. (NYSE: USFD), one of the leading foodservice distributors in the United States, today announced results for the third quarter of fiscal 2019. In this press release we refer to certain organic financial results. Organic financial results exclude contributions during the respective period from the Food Group of Companies (the "Food Group"), which was acquired on September 13, 2019.

Third Quarter Fiscal 2019 Highlights

•	Total case volume increased 3.0%; independent restaurant case volume increased 6.3%

•	Total organic case volume increased 0.9%; independent restaurant organic case volume increased 4.2%

•	Net sales increased 6.1% to $6.5 billion; organic Net sales increased 4.0% to $6.4 billion

•	Gross profit increased 4.3% to $1.2 billion

•	Income from continuing operations before income taxes increased $4 million to $144 million

•	Net income decreased $8 million to $106 million

•	Adjusted EBITDA increased 8.5% to $307 million; organic Adjusted EBITDA increased 6.7% to $302 million

•	Diluted EPS decreased 7.7% to $0.48; Adjusted Diluted EPS increased 12.1% to $0.65

Nine Month Fiscal 2019 Highlights

•	Total case volume increased 2.0%; independent restaurant case volume increased 5.5%

•	Total organic case volume increased 1.3%; independent restaurant organic case volume increased 4.8%

•	Net sales increased 4.8% to $19.0 billion; organic Net sales increased 4.1% to $18.9 billion

•	Gross profit increased 4.2% to $3.4 billion

•	Income from continuing operations before income taxes increased $25 million to $389 million

•	Net income decreased $14 million to $293 million

•	Adjusted EBITDA increased 6.6% to $859 million; organic Adjusted EBITDA increased 6.0% to $854 million

•	Diluted EPS decreased 5.0% to $1.34; Adjusted Diluted EPS increased 10.2% to $1.73

CEO Perspective
“Our focus on profitable growth enabled us to deliver strong organic Adjusted EBITDA growth of 6.7% for the quarter,” said Chairman and CEO Pietro Satriano. “We also delivered organic independent restaurant case growth of 4.2% as we continue to gain share with this target customer group. The integration of the Food Group is off to a good start and we are excited to welcome our colleagues from the Food Group into US Foods. As a result of our year to date business performance, we are raising our fiscal 2019 organic Adjusted EBITDA growth guidance to 6.0%.”

Third Quarter Fiscal 2019 Results
Total case volume increased 3.0% from the prior year, of which 0.9% was organic growth. Independent restaurant case volume increased 6.3% from the prior year, of which 4.2% was organic growth. Net sales of $6.5 billion increased 6.1% from the prior year, primarily due to the increase in organic case volume and year-over-year inflation in multiple product categories, including grocery, produce and beef. The Food Group contributed $132 million to Net sales in the third quarter.

Gross profit of $1.2 billion increased $48 million, or 4.3%, from the prior year, primarily driven by margin expansion initiatives, the addition of the Food Group and an increase in organic case volume, which were partially offset by an unfavorable year-over-year change in the last-in, first-out (LIFO) reserve. Gross profit as a percentage of Net sales was 17.7%. Adjusted Gross profit was $1.2 billion, a 5.3% increase from the prior year, driven by margin expansion initiatives, the addition of the Food Group and an increase in organic case volume. Adjusted Gross profit as a percentage of Net sales was 17.7%.

Operating expenses were $968 million, an increase of 4.2% from the prior year. The increase was primarily driven by higher distribution costs and wages, the addition of the Food Group and acquisition-related costs, which were partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses were $849 million, a 3.7% increase from the prior year, primarily driven by higher distribution costs and wages and the addition of the Food Group.

Income from continuing operations before income taxes was $144 million, a $4 million increase from the prior year.

Net income was $106 million, down $8 million from the prior year, primarily driven by an increase in income tax expense and higher Operating expenses, which were partially offset by the increase in Gross profit as discussed above. Adjusted EBITDA was $307 million, an increase of $24 million, or 8.5% growth, compared to the prior year. Organic Adjusted EBITDA growth was 6.7% compared to the prior year. Diluted EPS decreased 7.7% to $0.48 and Adjusted Diluted EPS increased 12.1% to $0.65.

Nine Month Fiscal 2019 Results
Total case volume increased 2.0% from the prior year, of which 1.3% was organic growth. Independent restaurant case volume increased 5.5% from the prior year, of which 4.8% was organic growth. Net sales of $19.0 billion for the first nine months of fiscal 2019 increased 4.8% from the prior year, primarily due to the increase in organic case volume and year-over-year inflation in multiple product categories, including grocery, poultry, beef and produce. The Food Group contributed $132 million to Net sales in the first nine months of the fiscal year.

Gross profit of $3.4 billion increased $136 million, or 4.2%, from the prior year, primarily driven by margin expansion initiatives, an increase in organic case volume and the addition of the Food Group, which were partially offset by an unfavorable year-over-year change in the LIFO reserve. Gross profit as a percentage of Net sales was 17.6%. Adjusted Gross profit was $3.4 billion, a 4.7% increase from the prior year, primarily driven by margin expansion initiatives, an increase in organic case volume and the addition of the Food Group. Adjusted Gross profit as a percentage of Net sales was 17.7%.

Operating expenses were $2.8 billion, an increase of 4.1% from the prior year. The increase was primarily driven by higher distribution costs and wages, the addition of the Food Group and acquisition-related costs, which were partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses were $2.5 billion, a 3.8% increase from the prior year, primarily driven by higher distribution costs and wages and the addition of the Food Group.

Income from continuing operations before income taxes was $389 million, a $25 million increase from the prior year.

Net income for the first nine months of fiscal 2019 was $293 million, down $14 million from the prior year, primarily driven by higher income taxes and Operating expenses, which were partially offset by the increase in Gross profit as discussed above. Adjusted EBITDA was $859 million, an increase of $53 million, or 6.6%, compared to the prior year. Organic Adjusted EBITDA growth was 6.0% compared to the prior year. Diluted EPS decreased 5.0% to $1.34 and Adjusted Diluted EPS increased 10.2% to $1.73.

Cash Flow and Capital Transactions
Net cash provided by operating activities for the first nine months of fiscal 2019 was $559 million, an increase of $115 million from the prior year primarily driven by $70 million of prior year defined benefit pension plan contributions which did not reoccur in the current year, along with improved business performance. Cash capital expenditures for the first nine months of fiscal 2019 totaled $157 million, compared to $168 million for the same period prior year.

Net Debt at the end of the third quarter of fiscal 2019 was $4.8 billion, an increase of $1.5 billion versus the end of fiscal 2018. The increase in Net Debt is a result of borrowing to finance the Food Group acquisition. The ratio of Net Debt to Adjusted EBITDA was 4.2x at the end of the third quarter of fiscal 2019, compared to 3.0x at the end of fiscal 2018.

Outlook for Full Year Fiscal 2019
The company is updating its full year fiscal 2019 guidance. Total case volume growth is expected to be 4%-5%, with organic case volume growth expected to be 1%-1.5%. Adjusted EBITDA growth is expected to be 8.5% and the company is raising its expected organic Adjusted EBITDA growth to 6%. The company is also raising its expected Adjusted Diluted EPS to $2.35-$2.40. The company's adjusted effective income tax rate is expected to be 25%-26%, Depreciation and amortization is expected to be $350 million, interest expense is expected to be $185 million and cash capital expenditures are expected to be $275 million.

Conference Call and Webcast Information
US Foods' third quarter fiscal 2019 earnings call will be broadcast live via the internet on November 5, 2019 at 9:00 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 5376198. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 28,000 employees and more than 70 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $28 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain sales to independent restaurants; effective consummation and integration of acquisitions; achievement of expected benefits from cost savings initiatives; increases in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulation; product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; potential interest rate increases; and factors relating to the ownership of our common stock.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, which was filed with the Securities and Exchange Commission on February 14, 2019. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and Tangible asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and costs, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. Effective as of the third quarter fiscal 2019, we revised the definition of Adjusted Net income to also exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	September 28, 2019	December 29, 2018

ASSETS
Current assets:
Cash and cash equivalents	$90	$104
Accounts receivable, less allowances of $30 and $29	1,548	1,347
Vendor receivables, less allowances of $5 and $3	199	106
Inventories—net	1,468	1,279
Prepaid expenses	101	106
Assets held for sale	1	7
Assets of discontinued operations	142	—
Other current assets	11	30
Total current assets	3,560	2,979
Property and equipment—net	2,029	1,842
Goodwill	4,728	3,967
Other intangibles—net	983	324
Deferred tax assets	—	7
Other assets	226	67
Total assets	$11,526	$9,186

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$227	$157
Accounts payable	1,645	1,359
Accrued expenses and other current liabilities	511	454
Liabilities of discontinued operations	27	—
Current portion of long-term debt	136	106
Total current liabilities	2,546	2,076
Long-term debt	4,788	3,351
Deferred tax liabilities	294	298
Other long-term liabilities	341	232
Total liabilities	7,969	5,957
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,825	2,780
Retained earnings	824	531
Accumulated other comprehensive loss	(94)	(84)
Total shareholders’ equity	3,557	3,229
Total liabilities and shareholders' equity	$11,526	$9,186

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
($ in millions, except share and per share data) *	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales	$6,531	$6,153	$19,005	$18,134
Cost of goods sold	5,375	5,045	15,655	14,920
Gross profit	1,156	1,108	3,350	3,214
Distribution, selling and administrative costs	968	929	2,837	2,725
Restructuring costs	—	—	—	1
Total operating expenses	968	929	2,837	2,726
Operating income	188	179	513	488
Other expense (income)—net	1	(3)	(3)	(9)
Interest expense—net	43	42	127	133
Income before income taxes	144	140	389	364
Income tax provision	39	26	97	57
Income from continuing operations	105	114	292	307
Income from discontinued operations—net of tax	1	—	1	—
Net income	$106	$114	$293	$307
Net income per share—basic:
Continuing operations	$0.48	$0.53	$1.33	$1.42
Discontinued operations	0.01	—	0.01	—
Net income per share	$0.49	$0.53	$1.34	$1.42
Net income per share—diluted:
Continuing operations	$0.47	$0.52	$1.33	$1.41
Discontinued operations	0.01	—	0.01	—
Net income per share	$0.48	$0.52	$1.34	$1.41

Weighted-average common shares outstanding
Basic	218,444,812	216,623,903	217,859,653	215,843,738
Diluted	219,757,050	218,107,064	219,264,731	217,696,533

(*) Prior year amounts may have been rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
($ in millions) *	September 28, 2019	September 29, 2018
Cash flows from operating activities:
Net income	$293	$307
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(1)	—
Depreciation and amortization	260	250
Gain on disposal of property and equipment—net	(1)	(1)
Amortization of deferred financing costs	3	6
Deferred tax provision	7	50
Share-based compensation expense	22	20
Provision for doubtful accounts	14	13
Changes in operating assets and liabilities:
Increase in receivables	(162)	(174)
Increase in inventories—net	(22)	(93)
Decrease (increase) in prepaid expenses and other assets	14	(28)
Increase in accounts payable and cash overdraft liability	160	264
Decrease in accrued expenses and other liabilities	(29)	(170)
Net cash provided by operating activities of continuing operations	558	444
Net cash provided by operating activities of discontinued operations	1	—
Net cash provided by operating activities	559	444
Cash flows from investing activities:
Acquisition of business—net of cash	(1,829)	—
Proceeds from sales of property and equipment	9	3
Purchases of property and equipment	(157)	(168)
Net cash used in investing activities	(1,977)	(165)
Cash flows from financing activities:
Proceeds from debt borrowings	5,084	2,987
Principal payments on debt and financing leases	(3,654)	(3,321)
Contingent consideration paid for business acquisitions	—	(2)
Payment for debt financing costs and fees	(42)	(1)
Proceeds from employee stock purchase plan	15	15
Proceeds from exercise of stock options	13	18
Tax withholding payments for net share-settled equity awards	(5)	(6)
Net cash provided by (used in) financing activities	1,411	(310)
Net decrease in cash, cash equivalents and restricted cash	(7)	(31)
Cash, cash equivalents and restricted cash—beginning of period	105	119
Cash, cash equivalents and restricted cash—end of period	$98	$88
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$112	$118
Income taxes paid—net	116	65
Property and equipment purchases included in accounts payable	21	16
Leased assets obtained in exchange for financing lease liabilities	77	82
Leased assets obtained in exchange for operating lease liabilities	11	—
Cashless exercise of stock options	1	1
(*) Prior year amounts may have been rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
	Organic US Foods	Food Group Acquisition	Consolidated US Foods
($ in millions, except share and per share data) *	September 28, 2019	September 28, 2019	September 28, 2019	September 29, 2018	Change	%
Net income (GAAP)	$105	$1	$106	$114	$(8)	(7.0)%
Interest expense—net	40	3	43	42	1	2.4%
Income tax provision	39	—	39	26	13	50.0%
Depreciation expense	75	—	75	75	—	—%
Amortization expense	10	2	12	10	2	20.0%
EBITDA (Non-GAAP)	269	6	275	267	8	3.0%
Adjustments:
Share-based compensation expense (1)	7	—	7	3	4	133.3%
LIFO reserve change (2)	1	—	1	(9)	10	(111.1)%
Business transformation costs (3)	3	—	3	3	—	—%
Income from discontinued operations (4)	—	(1)	(1)	—	(1)	NM
Food Group acquisition-related costs and other (5)	22	—	22	19	3	15.8%
Adjusted EBITDA (Non-GAAP)	302	5	307	283	24	8.5%
Depreciation expense (6)	(75)	—	(75)	(75)	—	—%
Interest expense—net	(40)	(3)	(43)	(42)	(1)	2.4%
Income tax provision, as adjusted (6)(7)	(46)	—	(46)	(39)	(7)	17.9%
Adjusted Net income (Non-GAAP)(7)	$141	$2	$143	$127	$16	12.6%

Diluted EPS (GAAP)	$0.47	$0.01	$0.48	$0.52	$(0.04)	(7.7)%
Share-based compensation expense (1)	0.03	—	0.03	0.01	0.02	200.0%
LIFO reserve change (2)	—	—	—	(0.04)	0.04	(100.0)%
Business transformation costs (3)	0.01	—	0.01	0.01	—	—%
Income from discontinued operations (4)	—	(0.01)	(0.01)	—	(0.01)	NM
Food Group acquisition-related costs and other (5)	0.10	—	0.10	0.09	0.01	11.1%
Income tax impact of adjustments (6)(7)	0.03	0.01	0.04	(0.01)	0.05	NM
Adjusted Diluted EPS (Non-GAAP)	$0.64	$0.01	$0.65	$0.58	$0.07	12.1%

Weighted-average diluted shares outstanding (GAAP)	219,757,050	219,757,050	219,757,050	218,107,064

Gross profit (GAAP)	$1,138	$18	$1,156	$1,108	$48	4.3%
LIFO reserve change (2)	1	—	1	(9)	10	(111.1)%
Adjusted Gross profit (Non-GAAP)	$1,139	$18	$1,157	$1,099	$58	5.3%

Operating expenses (GAAP)	$953	$15	$968	$929	$39	4.2%
Depreciation and amortization expense	(85)	(2)	(87)	(85)	(2)	2.4%
Share-based compensation expense (1)	(7)	—	(7)	(3)	(4)	133.3%
Business transformation costs (3)	(3)	—	(3)	(3)	—	—%
Food Group acquisition-related costs and other (5)	(22)	—	(22)	(19)	(3)	15.8%
Adjusted Operating expenses (Non-GAAP)	$836	$13	$849	$819	$30	3.7%
(*) Prior year amounts may have been rounded to conform with the current year presentation.
NM - Not Meaningful

(1)	Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.

(2)	Represents the non-cash impact of LIFO reserve adjustments.

(3)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(4)	Consists of income net of income taxes from discontinued operations.

(5)
Includes Food Group acquisition-related costs of $17 million and $10 million for the 13 weeks ended September 28, 2019 and September 29, 2018, respectively. Also includes gains, losses or costs as specified under the agreements governing our indebtedness.

(6)
Effective as of the fiscal third quarter 2019, we revised the definition of Adjusted net income to exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation.

(7)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	39 Weeks Ended
	Organic US Foods	Food Group Acquisition	Consolidated US Foods
($ in millions, except share and per share data) *	September 28, 2019	September 28, 2019	September 28, 2019	September 29, 2018	Change	%
Net income (GAAP)	$292	$1	$293	$307	$(14)	(4.6)%
Interest expense—net	124	3	127	133	(6)	(4.5)%
Income tax provision	97	—	97	57	40	70.2%
Depreciation expense	228	—	228	220	8	3.6%
Amortization expense	30	2	32	30	2	6.7%
EBITDA (Non-GAAP)	771	6	777	747	30	4.0%
Adjustments:
Restructuring costs (1)	—	—	—	1	(1)	(100.0)%
Share-based compensation expense (2)	22	—	22	20	2	10.0%
LIFO reserve change (3)	13	—	13	(1)	14	NM
Business transformation costs (4)	6	—	6	18	(12)	(66.7)%
Income from discontinued operations (5)	—	(1)	(1)	—	(1)	NM
Food Group acquisition-related costs and other (6)	42	—	42	21	21	100.0%
Adjusted EBITDA (Non-GAAP)	854	5	859	806	53	6.6%
Depreciation expense (7)	(228)	—	(228)	(220)	(8)	3.6%
Interest expense—net	(124)	(3)	(127)	(133)	6	(4.5)%
Income tax provision, as adjusted (7)(8)	(126)	—	(126)	(112)	(14)	12.5%
Adjusted Net income (Non-GAAP)(7)	$376	$2	$378	$341	$37	10.9%

Diluted EPS (GAAP)	$1.33	$0.01	$1.34	$1.41	$(0.07)	(5.0)%
Restructuring costs (1)	—	—	—	—	—	NM
Share-based compensation expense (2)	0.10	—	0.10	0.09	0.01	11.1%
LIFO reserve change (3)	0.06	—	0.06	—	0.06	NM
Business transformation costs (4)	0.03	—	0.03	0.08	(0.05)	(62.5)%
Income from discontinued operations (5)	—	(0.01)	(0.01)	—	(0.01)	NM
Food Group acquisition-related costs and other (6)	0.19	—	0.19	0.10	0.09	90.0%
Income tax impact of adjustments (7)(8)	0.01	0.01	0.02	(0.11)	0.13	(118.2)%
Adjusted Diluted EPS (Non-GAAP)	$1.72	$0.01	$1.73	$1.57	$0.16	10.2%

Weighted-average diluted shares outstanding (GAAP)	219,264,731	219,264,731	219,264,731	217,696,533

Gross profit (GAAP)	$3,332	$18	$3,350	$3,214	$136	4.2%
LIFO reserve change (3)	13	—	13	(1)	14	NM
Adjusted Gross profit (Non-GAAP)	$3,345	$18	$3,363	$3,213	$150	4.7%

Operating expenses (GAAP)	$2,822	$15	$2,837	$2,726	$111	4.1%
Depreciation and amortization expense	(258)	(2)	(260)	(250)	(10)	4.0%
Restructuring costs (1)	—	—	—	(1)	1	(100.0)%
Share-based compensation expense (2)	(22)	—	(22)	(20)	(2)	10.0%
Business transformation costs (4)	(6)	—	(6)	(18)	12	(66.7)%
Food Group acquisition-related costs and other (6)	(42)	—	(42)	(21)	(21)	100.0%
Adjusted Operating expenses (Non-GAAP)	$2,494	$13	$2,507	$2,416	$91	3.8%
(*) Prior year amounts may have been rounded to conform with the current year presentation.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Consists of income net of income taxes from discontinued operations.

(6)
Includes Food Group acquisition-related costs of $35 million and $10 million for the 39 weeks ended September 28, 2019 and September 29, 2018, respectively. Also includes gains, losses or costs as specified under the agreements governing our indebtedness.

(7)
Effective as of the fiscal third quarter 2019, we revised the definition of Adjusted net income to exclude the effect of intangible asset amortization expense. Prior period amounts have been revised to conform with the current year presentation.

(8)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	September 28, 2019	December 29, 2018	September 29, 2018
Total Debt (GAAP)	$4,924	$3,457	$3,511
Cash, cash equivalents and restricted cash	(98)	(105)	(88)
Net Debt (Non-GAAP)	$4,826	$3,352	$3,423
Adjusted EBITDA (1)	$1,156	$1,103	$1,096
Net Leverage Ratio (2)	4.2	3.0	3.1

(1) Trailing Twelve Months Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA